Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces Continued Strong Earnings

March 24, 2005	NASDAQ:	SMIT

Portland, Oregon – Schmitt Industries completed the fiscal third quarter ended February 28, 2005 with net income of $252,629 or $.09 per fully diluted share compared to net income of $1,054 or $.00 per fully diluted share for the fiscal quarter ended February 29, 2004.  This increases the income for the nine months ended February 28, 2005 to $821,851 or $.30 per fully diluted share compared to a net loss of $(19,365) or $(.01) per share for the nine months ended February 29, 2004.

Sales increased to $2,553,521 for the quarter ended February 28, 2005 compared to $1,772,556 in same period last year, a 44% increase.  Gross profits, as a percentage of sales, for this fiscal quarter were 57% compared to 55% in the same quarter in the prior fiscal year.  Operating expenses for the quarter ended February 28, 2005 were $1,210,164 compared to $1,009,870 for the same quarter in the prior fiscal year.

For the nine months ended February 28, 2005, sales were $7,415,021 compared to $5,156,491 in same period last year, a 44% increase.  Gross profits, as a percentage of sales, for the nine months ended February 28, 2005 were 57% compared to 54% in the same period in the prior fiscal year.  Operating expenses for the nine months ended February 28, 2005 were $3,430,297 compared to $2,935,738 for the same period in the prior fiscal year.

Wayne Case, President and CEO of Schmitt Industries, said: “This was the fourth consecutive quarter that we produced sales volumes significantly in excess of those reported in the same periods in the prior fiscal year.  We have experienced sales increases in both the Balancer and Measurement segments.  It is also important to note that with the increasing sales our gross profit percentages have also improved as well.

The economic conditions in our target markets have been improving over the past several months and we believe these improved conditions can continue in the coming months as we are seeing sustained demand for our products.  However, there can be no assurance those conditions will continue into the future and if so for how long.”

The information contained in this release contains certain forward-looking statements that anticipate future trends or events.  These statements are based on certain assumptions that may prove to be erroneous and are subject to certain risks including but not limited to the uncertainties of the Company’s new product introductions, the risks of increased competition and technological change in the Company’s industry and other factors detailed in the Company’s SEC filings.  Accordingly, actual results may differ, possibly materially, from the predictions contained herein.

For more information contact:	Linda M. Case, Investor Relations (503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258